Exhibit 4.3

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [THE DATE WHICH IS FOUR MONTHS AND ONE DAY AFTER THE RELEVANT TRANCHE CLOSING DATE WILL BE INSERTED].

FORM OF

WARRANT CERTIFICATE

● WARRANTS

TO PURCHASE SUBORDINATE VOTING SHARES OF

HARVEST HEALTH & RECREATION INC.

Certificate No. W-2019-●	[●]

THIS IS TO CERTIFY THAT for value received [●] (the “Holder”) is the registered holder of the number of Warrants stated above (each a “Warrant” and collectively, the “Warrants”) and is entitled, from and after the date of issue (the “Issue Date”), for each Warrant represented by this certificate (this “Warrant Certificate”) to purchase one subordinate voting share (each a “Warrant Share”) of Harvest Health & Recreation Inc. (the “Corporation”) at a price per Warrant Share equal to [$•] (the “Exercise Price”), upon and subject to the following terms and conditions.

The Warrants and the Warrant Shares issuable upon the exercise of the Warrants have not been and will not be registered under the United States Securities Act of 1933 (the “U.S. Securities Act”) or any state securities laws. The Warrants may not be transferred or exercised in the United States (as defined in Regulation S under the U.S. Securities Act) unless the Warrants and the Warrant Shares issuable upon exercise of the Warrants have been registered under the U.S. Securities Act and any applicable state securities laws or unless an exemption from such registration is available and established as set forth in this Warrant Certificate.

TERMS AND CONDITIONS

1.	At any time and from time to time at or prior to 5:00 p.m. (Eastern Time) on the date that is 36 months from the date of issue (the “Expiry Time”), the Holder may exercise all or any number of Warrants represented hereby, upon delivering the Warrant Certificate to the Corporation at its principal office at 627 S. 48th St. Suite 100, Tempe, AZ, 85281, together with a duly completed and executed subscription notice in the form attached hereto as Schedule “A” (the “Subscription Notice”) evidencing the election of the Holder to exercise the number of Warrants set forth in the Subscription Notice (which shall not be greater than the number of Warrants represented by this Warrant Certificate) and a certified cheque, money order or bank draft or other form of payment acceptable to the Corporation in immediately available funds payable to the Corporation for the aggregate Exercise Price of all Warrants being exercised. If the Holder is not exercising all Warrants represented by this Warrant Certificate, the Holder shall be entitled to receive, without charge, a new Warrant Certificate representing the number of Warrants which is the difference between the number of Warrants represented by the then original Warrant Certificate and the number of Warrants being so exercised.

2.	The Holder shall be deemed to have become the holder of record of the Warrant Shares on the date (the “Exercise Date”) on which the Corporation has received a duly completed Subscription Notice, delivery of the Warrant Certificate and payment of the full aggregate Exercise Price in respect of the Warrants being exercised pursuant to such Subscription Notice; provided, however, that if such date is not a day which is not a Saturday, Sunday or statutory or civic holiday in the City of Toronto, Ontario or Phoenix Arizona (each, a “Business Day”) then the Warrant Shares shall be deemed to have been issued and the Holder shall be deemed to have become the holder of record of the Warrant Shares on the next following Business Day Within two Business Days of the Exercise Date, the Corporation shall issue and deliver (or cause to be delivered) to the Holder, by registered mail or pre-paid courier to his, her or its address specified in the Subscription Notice, one or more certificates or direct registration statements for the appropriate number of Warrant Shares to which the Holder is entitled pursuant to the exercise of Warrants. All costs, expenses and other charges payable in connection with the issue and delivery of the Warrant Shares shall be at the sole expense of the Corporation (other than the payment of the aggregate Exercise Price and any taxes including withholding tax, if any).

3.	The Corporation represents and warrants that: (a) this Warrant Certificate is a legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms; and (b) the Warrants have been duly and validly created and issued and the Warrant Shares have been reserved and authorized and allotted for issuance to the holders of the Warrants and, upon the due exercise of the Warrants in accordance with the provisions of this Warrant Certificate, the Warrant Shares will be validly issued as fully paid and non-assessable subordinate voting shares (“Subordinate Voting Shares”) in the capital of the Corporation. The Corporation hereby further covenants and agrees that, while any of the Warrants shall be outstanding, the Corporation shall (a) comply in all material respects with the securities legislation applicable to it; (b) shall use commercially reasonable efforts to do or cause to be done all things necessary to preserve and maintain its corporate existence; (c) at its own expense, use its commercially reasonable efforts to maintain its status as a reporting issuer (or the equivalent) not in default in the case of each of the provinces and territories of Canada providing for such regime and in which the Corporation is a reporting issuer from time to time; and (d) make all requisite filings under applicable laws and the policies of any applicable stock exchange in connection with the exercise of the Warrants and issue of Warrant Shares.

4.	Nothing contained herein shall confer on the Holder or any other person any right to subscribe for or purchase Warrant Shares or any other securities of the Corporation at any time after the Expiry Time and, from and after such time, these Warrants and all rights hereunder shall be void and of no value.

5.	The Holder shall have no rights whatsoever as a shareholder (including any rights to receive dividends or other distribution to shareholders or to vote at a meeting of shareholders of the Corporation) other than regarding those Warrant Shares in respect of which the Holder shall have exercised its right to purchase hereunder in accordance which the terms of this Warrant Certificate.

6.	Upon the receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of this Warrant Certificate and, if requested by the Corporation, upon delivery of a bond of indemnity satisfactory to the Corporation (or, in the case of mutilation, upon surrender of this Warrant Certificate), the Corporation will issue to the Holder a replacement certificate representing these Warrants (containing the same terms and conditions as this Warrant Certificate).

7.	The Corporation shall not be required to issue fractional Warrant Shares in satisfaction of its obligations hereunder. All fractional interests shall be rounded down to the nearest whole number and no amount shall be payable by the Corporation in respect of any such fraction of a Warrant Share.

8.	In this Warrant Certificate, “Current Market Price” at any date shall mean the weighted average trading price per Subordinate Voting Share at which the Subordinate Voting Shares have traded on the principal stock exchange or over-the-counter market on which the Subordinate Voting Shares are listed or posted for trading during the 20 consecutive trading days ending five trading days prior to the date on which the Current Market Price must be determined or, if the Subordinate Voting Shares are not listed on a recognized Canadian stock exchange or an over-the-counter market, the Current Market Price shall be as determined by the directors of the Corporation, acting reasonably and in good faith after consultation with a nationally or internationally recognized and independent investment dealer, investment banker or firm of chartered accountants. In this Section 8, the terms “record date” and “effective date” shall mean as of the close of business in Toronto, Ontario on the relevant date.

9.	The rights to acquire Warrant Shares in effect at any date attaching to the Warrants are subject to adjustment from time to time as follows:

(a)	if and whenever at any time from the date hereof and prior to the Expiry Time the Corporation fixes a record date in order to:

(i)	subdivide, redivide or change its then outstanding Subordinate Voting Shares into a greater number of outstanding Subordinate Voting Shares;

(ii)	consolidate, reduce or combine its outstanding Subordinate Voting Shares into a smaller number of Subordinate Voting Shares; or

(iii)	issue Subordinate Voting Shares or securities exchangeable or exercisable for or convertible into Subordinate Voting Shares (collectively, “convertible securities”) to the holders of all or substantially all of the outstanding Subordinate Voting Shares by way of a stock distribution, stock dividend or otherwise;

any of such events in these clauses (i), (ii) and (iii) being called a “Subordinate Voting Share Reorganization”, the number of Warrant Shares issuable upon the exercise of each Warrant shall be adjusted on the earlier of the record date on which holders of Subordinate Voting Shares are determined for the purposes of the Subordinate Voting Share Reorganization and the effective date of the subdivision, redivision, change, consolidation, reduction or combination or on the record date for the issue of Subordinate Voting Shares or convertible securities by way of stock distribution, stock dividend or otherwise, by multiplying the number of Warrant Shares previously issuable upon the exercise of a Warrant by the fraction of which:

(A)	the numerator is the total number of Subordinate Voting Shares outstanding immediately after such record date or effective date, or, in the case of the issuance of convertible securities, the total number of Subordinate Voting Shares outstanding immediately after such date plus the total number of Subordinate Voting Shares issuable upon conversion, exercise or exchange of such convertible securities; and

(B)	the denominator is the total number of Subordinate Voting Shares outstanding immediately prior to the applicable record date or effective date (including in the case of the issue or distribution of securities exchangeable or exercisable or convertible into Subordinate Voting Shares the number of Subordinate Voting Shares for or into which such securities may be exchanged, exercised, or converted)

and the Exercise Price shall be adjusted at the same time by multiplying the Exercise Price in effect at the time of such event by the inverse of the aforesaid fraction. The Corporation shall make such adjustment successively whenever any event referred to in this Section 9(a) occurs and any such issue of Subordinate Voting Shares or convertible securities by way of a stock dividend is deemed to have occurred on the record date for the stock dividend for the purpose of calculating the number of outstanding Subordinate Voting Shares under this Section 9(a). Any Subordinate Voting Shares owned by or held for the account of the Corporation shall be deemed not to be outstanding for the purpose of any such calculation. If the Holder has not exercised its right to subscribe for and purchase Subordinate Voting Shares on or prior to the record date of the Subordinate Voting Share Reorganization or the effective date of such Subordinate Voting Share Reorganization as the case may be, upon the exercise of such right thereafter, the Holder shall be entitled to receive and shall accept in lieu of the number of Warrant Shares then subscribed for and purchased by the Holder, at the Exercise Price determined in accordance with this Section 9(a), the aggregate number of Subordinate Voting Shares that the Holder would have been entitled to receive as a result of such Voting Share Reorganization, if, on such record date or effective date, as the case may be, such Holder had been the holder of record of the number of Subordinate Voting Shares so subscribed for and purchased.

(b)	if and whenever at any time from the date hereof and prior to the Expiry Time the Corporation shall fix a record date for the issue of rights, options or warrants to all or substantially all of the holders of Subordinate Voting Shares under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issue (“Rights Period”), to subscribe for or acquire Subordinate Voting Shares or securities exchangeable or exercisable for or convertible into Subordinate Voting Share at a price per Subordinate Voting Share to the Holder (or in the case of securities exchangeable, exercisable, or convertible into Subordinate Voting Shares, at an exchange, exercise, or conversion price per Subordinate Voting Share) of less than 95% of the Current Market Price for the Subordinate Voting Shares on such record date (any of such events being called a “Rights Offering”), then the number of Warrant Shares issuable upon the exercise of each Warrant shall be adjusted effective immediately after the record date for such Rights Period to a number determined by multiplying the number of Warrant Shares issuable upon the exercise thereof immediately prior to the end of the Rights Period by a fraction:

(i)	the numerator of which shall be the number of Subordinate Voting Shares outstanding after giving effect to the Rights Offering; and

(ii)	the denominator of which shall be the aggregate of:

(A)	the number of Subordinate Voting Shares outstanding as of the record date for the Rights Offering; and

(B)	a number determined by dividing (1) the product of the number of Subordinate Voting Shares issued or subscribed during the Rights Period upon the exercise of the rights, warrants, or options under the Rights Offering (including in the case of the issue or distribution of securities exchangeable or exercisable or convertible into Subordinate Voting Shares the number of Subordinate Voting Shares for or into which such securities may be exchanged, exercised, or converted) and the price at which such Subordinate Voting Shares are offered by (2) the Current Market Price of the Subordinate Voting Shares as of the record date for the Rights Offering and the Exercise Price shall be adjusted at the same time by multiplying the Exercise Price in effect on such record date by the inverse of the aforesaid fraction. Any Subordinate Voting Shares owned by or held for the account of the Corporation shall be deemed not to be outstanding for the purpose of any such calculation. To the extent that any rights, options or warrants so distributed are not exercised, the number of Warrant Shares issuable upon the exercise of each Warrant shall be readjusted to the number of Subordinate Voting Shares that would then be in effect based upon the shares, rights, options, or warrants actually distributed or based upon the number of Subordinate Voting Shares or other securities actually delivered upon the exercise of the rights, options or warrants, as the case may be, but subject to any other adjustment required hereunder by reason of any event arising after the record date;

(c)	if and whenever at any time from the date hereof and prior to the Expiry Time the Corporation shall fix a record date for the issue or distribute to all or to substantially all the holders of the Subordinate Voting Shares:

(i)	securities of the Corporation of any class other than Subordinate Voting Shares or convertible securities, or rights, options or warrants;

(ii)	evidences of indebtedness of the Corporation; or

(iii)	any cash, property or other assets of the Corporation;

and if such issuance or distribution does not constitute a Subordinate Voting Share Reorganization or a Rights Offering (any of such non-excluded events being herein called a “Special Distribution”), the number of Warrant Shares issuable upon the exercise of each Warrant shall be adjusted effective immediately after the record date at which the holders of affected Subordinate Voting Shares are determined for purposes of the Special Distribution to a number determined by multiplying the number of Warrant Shares issuable upon the exercise thereof in effect on such record date by a fraction:

(iv)	the numerator of which shall be the number of Subordinate Voting Shares outstanding on such record date multiplied by the Current Market Price of the Subordinate Voting Shares on such record date; and

(v)	the denominator of which shall be:

(A)	the product of the number of Subordinate Voting Shares outstanding on such record date and the Current Market Price of the Subordinate Voting Shares on such record date; less

(B)	the fair market value on such record date, as determined by the directors acting reasonably and in good faith (whose determination shall, absent manifest error, be conclusive), of such securities or property or other assets so issued or distributed in the Special Distribution;

and the Exercise Price shall be adjusted immediately after such record date by multiplying the Exercise Price in effect on such record date by the inverse of the aforesaid fraction. Any Subordinate Voting Shares owned by or held for the account of the Corporation shall be deemed not to be outstanding for the purpose of any such calculation. To the extent that the distribution of other securities, evidences of indebtedness or assets is not so made or any such securities so distributed that are exercisable for Subordinate Voting Shares or convertible securities are not exercised, the number of Warrant Shares issuable upon the exercise of each Warrant shall be readjusted to the number of Warrant Shares that would then be in effect based upon the other securities, evidences of indebtedness or assets actually distributed or based upon the number of Subordinate Voting Shares or convertible securities actually delivered upon the exercise of any such securities so distributed that are exercisable for Subordinate Voting Shares or convertible securities, as the case may be, but subject to any other adjustment required hereunder by reason of any event arising after the record date; and

(d)	if and whenever at any time from the date hereof and prior to the Expiry Time there is a reclassification or redesignation of the Subordinate Voting Shares or a capital reorganization of the Corporation other than as described in Section 9(a) or a consolidation, amalgamation, arrangement or merger of the Corporation with or into any other body corporate, trust, partnership or other entity, or a sale, transfer, or conveyance of the property and assets of the Corporation as an entirety or substantially as an entirety (any such event being herein called a “Capital Reorganization”), the Holder is entitled to receive upon exercise in accordance with the terms and conditions hereof and shall accept, in lieu of the number of Warrant Shares issuable upon the exercise of the Warrants to which it was previously entitled, the kind and number of securities or property that the Holder would have been entitled to receive on such Capital Reorganization, if, on the effective date thereof, the Holder had been the registered holder of the number of Warrant Shares issuable upon the exercise of Warrants then held, subject to adjustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained in this Section 9. The Corporation shall not carry into effect any action requiring an adjustment pursuant to this Section 9(d) unless all necessary steps have been taken so that the Holder is thereafter entitled to receive such kind and number of securities or property. The Corporation, its successor, or the purchasing body corporate, partnership, trust or other entity, as the case may be, shall, prior to or contemporaneously with any such reclassification, reorganization, consolidation, amalgamation, arrangement, merger, sale or conveyance, execute and deliver to the Holder a warrant certificate which provides, to the extent possible, for the application of the provisions set forth in this Warrant Certificate with respect to the rights and interests thereafter of the Holder to the end that the provisions set forth in this Warrant Certificate are correspondingly made applicable, as nearly as may reasonably be, with respect to any shares, other securities or property to which the Holder is entitled on the exercise of its acquisition rights thereafter.

10.	The following rules and procedures shall be applicable to adjustments made pursuant to Section 9:

(a)	where Section 9 requires that an adjustment becomes effective immediately after a record date or effective date, as the case may be for an event referred to herein, the Corporation may defer, until the occurrence of that event, issuing to the Holder exercising its acquisition rights after the record date or effective date, as the case may be and before the occurrence of that event the adjusted number of Warrant Shares, other securities or property issuable upon the exercise of the Warrants by reason of the adjustment required by that event. If the Corporation relies on this Section 10(a) to defer issuing an adjusted number of Warrant Shares, other securities or property to the Holder, the Holder has the right to receive any distributions made on the adjusted number of Warrant Shares (in connection with the Warrant Shares comprising the Warrants), other securities or property declared in favour of shareholders of record on and after the date of exercise or such later date as the Holder would, but for the provisions of this Section 10(a), have become the holder of record of the adjusted number of Warrant Shares, other securities or property pursuant to Section 9;

(b)	the adjustments provided for in Section 9 are cumulative and, subject to Section 10(c), shall apply (without duplication) to successive issues, subdivisions, combinations, consolidations, distributions and any other events that require adjustment under Section 9. After any adjustment pursuant to Section 9, the term “Warrant Share” where used in this Warrant Certificate is interpreted to mean securities of any class or classes which, as a result of such adjustment and all prior adjustments pursuant to Section 9, the Holder is entitled to receive upon the exercise of its Warrant, and the number of Warrant Shares issuable upon any exercise made pursuant to a Warrant is interpreted to mean the number of Warrant Shares the Holder is entitled to receive, as a result of such adjustment and all prior adjustments pursuant to Section 9, upon the full exercise of a Warrant;

(c)	no adjustment in the Exercise Price shall be required unless such adjustment would result in a change of at least 1% in the prevailing Exercise Price and no adjustment shall be made in the number of Warrant Shares issuable upon exercise of this Warrant Certificate unless it would result in a change of at least one one-hundredth of a Warrant Share; provided, however, that any adjustments which, except for the provisions of this Section 10(c) would otherwise have been required to be made, shall be carried forward and taken into account in any subsequent adjustment. Notwithstanding any other provisions of Section 9, no adjustment to the Exercise Price shall be made which would result in an increase in the Exercise Price or a decreased in the number of Warrant Shares issuable upon exercise of the Warrants (except in respect of the Subordinate Voting Share Reorganization in Section 9(a) or a Capital Reorganization in Section 9(d).

(d)	in the event of a question arising with respect to the adjustments provided for herein, that question shall be conclusively determined by auditors mutually agreed upon by the Corporation and the Holder who shall have access to all necessary records of the Corporation, and a determination by the auditors shall, absent manifest error, be binding upon the Corporation, the Holder and all other persons interested therein;

(e)	no adjustment in the number of Warrant Shares issuable upon the exercise of Warrants shall be made in respect of any event described in Section 9, other than the events referred to in paragraphs (i) and (ii) of Section 9(a) hereof, if the Holder is entitled to participate in such event on the same terms, mutatis mutandis, as if the Holder had exercised the Warrants prior to or on the effective date or record date of such event, subject in all cases to such stock exchange or other regulatory approval as may be required;

(f)	in the event that the Corporation after the date of issue of the Warrants shall take any action affecting the Subordinate Voting Shares, other than an action described in Section 9, which in the opinion of the directors of the Corporation, acting reasonably and in good faith, would materially affect the rights of the Holder, the number of Warrant Shares issuable upon exercise shall be adjusted in such manner, if any, and at such time, by action of the directors, in their sole discretion acting reasonably and in good faith, as they may determine to be equitable in the circumstances, but subject in all cases to such stock exchange or other regulatory approval as may be required. Failure of the taking of action by the directors so as to provide for an adjustment on or prior to the effective date of any action by the Corporation affecting the Subordinate Voting Shares shall be conclusive evidence that the board of directors of the Corporation has determined that it is equitable to make no adjustment in the circumstances;

(g)	if the Corporation shall set a record date to determine the holders of the Subordinate Voting Shares for the purpose of entitling them to receive any dividend or distribution or any subscription or exercise rights and shall, thereafter and before the distribution to such shareholders of any such dividend, distribution or subscription or exercise rights, abandon its plan to pay or deliver such dividend, distribution or subscription or exercise rights, then no adjustment in the Exercise Price or in the number of Warrant Shares issuable upon the exercise of any Warrant shall be required by reason of the setting of such record date;

(h)	no adjustment in the number of Warrant Shares issuable upon the exercise of Warrants shall be made in respect of the issue of Subordinate Voting Shares pursuant to:

( )	the exercise of the Warrants in accordance with this Warrant Certificate; or

(ii)	any stock option, stock option plan or stock purchase plan in force at the date hereof for directors, officers, employees, advisers or consultants of the Corporation, as such option or plan is amended or superseded from time to time in accordance with the requirements of the principal Canadian stock exchange or over-the-counter market on which the Subordinate Voting Shares are then listed or quoted for trading and applicable securities laws, and such other stock option, stock option plan or stock purchase plan as may be adopted by the Corporation in accordance with the requirements of the principal Canadian stock exchange or over-the-counter market on which the Subordinate Voting Shares are then listed or quoted for trading and applicable securities laws;

and any such issue shall be deemed not to be a Share Reorganization, a Rights Offering or a Special Distribution;

(i)	in the absence of a resolution of the directors fixing a record date for a Special Distribution or Rights Offering, the Corporation shall be deemed to have fixed as the record date therefor the date on which the Special Distribution or Rights Offering is effected; and

(i)	as a condition precedent to the taking of any action which would require any adjustment in any of the subscription rights pursuant to this Warrant Certificate, including the Exercise Price and the number or class of Warrant Shares or other securities which are to be received upon the exercise thereof, the Corporation shall take any corporate action which may, in the reasonable opinion of counsel to the Corporation or the Holder, be necessary in order that the Corporation have unissued and reserved Subordinate Voting Shares in its authorized capital, and may validly and legally issue as fully paid and non-assessable all the Subordinate Voting Shares and/or other securities which the holder of such Warrant Certificate is entitled to receive on the full exercise thereof in accordance with the provisions hereof.

11.	On the happening of each and every such event set out in Section 9, the applicable provisions of this Warrant Certificate shall, ipso facto, be deemed to be amended accordingly and the Corporation shall take all necessary action so as to comply with such provisions as so amended.

12.	At least 10 Business Days prior to the effective date or record date, as the case may be, of any event which requires or might require adjustment in any of the subscription rights pursuant to this Warrant Certificate, including the Exercise Price and the number of Warrant Shares which are issuable upon the exercise thereof, or such longer period of notice as the Corporation shall be required to provide holders of Subordinate Voting Shares in respect of any such event, the Corporation shall notify the Holder of the particulars of such event and, if determinable, the required adjustment and the computation of such adjustment. In case any adjustment for which such notice has been given is not then determinable, the Corporation shall promptly after such adjustment is determinable notify the Holder of the adjustment and the computation of such adjustment.

13.	The Corporation shall not enter into any transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other corporation (herein called a “successor corporation”) whether by way of reorganization, reconstruction, consolidation, amalgamation, merger, transfer, sale, disposition or otherwise, unless prior to or contemporaneously with the consummation of such transaction the Corporation and the successor corporation shall have executed such instruments and done such things as, in the opinion of counsel to the Holder, are necessary or advisable to establish that upon the consummation of such transaction:

(a)	the successor corporation will have assumed all the covenants and obligations of the Corporation under this Warrant Certificate, and

(b)	this Warrant Certificate will be a valid and binding obligation of the successor corporation entitling the Holder, as against the successor corporation, to all the rights of the holder under this Warrant Certificate.

Whenever the conditions of this Section 13 shall have been duly observed and performed, the successor corporation shall possess, and from time to time may exercise, each and every right and power of the Corporation under this Warrant Certificate in the name of the Corporation or otherwise and any act or proceeding by any provision hereof required to be done or performed by any director or officer of the Corporation may be done and performed with like force and effect by the like directors or officers of the successor corporation.

14.	The Corporation shall maintain a register of holders in which shall be entered the names and addresses of the holders of the Warrants and of the number of Warrants held by them. Such register shall be open at all reasonable times for inspection by the Holder. The Corporation shall notify the Holder forthwith of any change of address of the principal office of the Corporation.

15.	Unless herein otherwise expressly provided, any notice to be given hereunder to the Holder shall be deemed to be validly given if such notice is given by personal delivery or registered mail to the attention of the Holder at its registered address recorded in the registers maintained by the Corporation. Any notice so given shall be deemed to be validly given, if delivered personally, on the day of delivery and if sent by post or other means, on the fifth Business Day next following the sending thereof. In determining under any provision hereof the date when notice of any event must be given, the date of giving notice shall be included and the date of the event shall be excluded.

16.	Subject as herein provided, all or any of the rights conferred upon the Holder by the terms hereof may be enforced by the Holder by appropriate legal proceedings.

17.	Warrant Certificates may be exchanged for certificates in any other denomination representing in the aggregate an equal number of Warrants as the number of Warrants represented by the Warrant Certificate(s) being exchanged. The Corporation shall sign all certificates necessary to carry out the exchanges contemplated herein. Any Warrant Certificates tendered for exchange shall be surrendered to the Corporation and cancelled.

18.	The Warrants are transferable in accordance with this Section 18, and the term “Holder” shall mean and include any permitted successor, transferee or assignee of the Warrants. The Warrants may be transferred by the Holder completing and delivering to the Corporation the transfer form attached hereto as Schedule “B”; provided that all such transfers are made in compliance with all applicable securities laws and no transfer shall require that the Corporation prepare and file a prospectus, registration statement or similar document or to be registered with or to file any report or notice with any governmental or regulatory authority or to register the Warrants or the Warrants Shares or to otherwise comply with any continuous disclosure obligations under the applicable securities laws of any jurisdiction outside of Canada or to make any filings or seek any approvals of any kind whatsoever from any regulatory authority of any kind whatsoever in any jurisdiction outside of Canada.

19.	This Warrant Certificate shall enure to the benefit of the Holder and the permitted successors and assignees thereof and shall be binding upon the Corporation and the successors thereof.

20.	The Holder acknowledges that the Warrant Shares issuable upon exercise hereby may be offered, sold or otherwise transferred only in compliance with all applicable securities laws and stock exchange rules and policies.

21.	The Corporation will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all other acts, deeds and assurances in law as may be reasonably required to effect the intentions and provisions of this certificate.

22.	Time shall be of the essence hereof.

23.	This Warrant Certificate shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF the Corporation has caused this certificate representing the Warrants to be signed by a duly authorized officer or director.

DATED the ____ day of____________, 2019.

HARVEST HEALTH & RECREATION INC.

By:
Authorized Signing Officer

SCHEDULE “A”

SUBSCRIPTION NOTICE

TO:          HARVEST HEALTH & RECREATION INC.

The undersigned hereby exercises the right to acquire___________________________ Warrant Shares of Harvest Health & Recreation Inc. (the “Corporation”) (or such number of other securities or property to which the Warrant Certificate entitles the undersigned in lieu thereof or in addition thereto under the provisions of the Warrant Certificate) and hereby delivers and tenders to the Corporation in immediately available funds $______________ in satisfaction of the aggregate Exercise Price therefor.

(Please check the ONE box applicable):

~	A.	The undersigned holder hereby represents and warrants that it (i) at the time of exercise of the Warrant, is not in the United States; (ii) is not a “U.S. person” (“U.S. Person”), as defined in Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”); (iii) is not exercising the Warrant for the account or benefit of a person in the United States or a U.S. Person; and (iv) did not execute or deliver this Subscription Notice in the United States.

~	B.	The undersigned holder has delivered to the Corporation an opinion of counsel (which will not be sufficient unless it is from counsel of recognized standing and in form and substance reasonably satisfactory to the Corporation) to the effect that an exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws is available.

The undersigned hereby irrevocably directs that the said Warrant Shares be issued and delivered as follows:

Name(s) in Full	Address(es)	Number(s)

(Please print in full the name in which certificates for Warrant Shares are to be issued. If no name is provided, certificates will be issued in the name shown on the Warrant Certificate. If any of the securities are to be issued to a person or persons other than the Holder, a form of transfer acceptable to the Corporation must be completed and the Holder must pay any and all exigible transfer taxes or other government charges.)

DATED this _____ day of____________________, 20_______.

Signature of Holder

Name of Holder

Name and Title of Signatory, if Holder is not an individual

A - 1

Notes:

Terms used herein but not otherwise defined have the meanings ascribed thereto in the attached Warrant Certificate.

The holder understands that unless Box A above is checked, the certificates representing the Warrant Shares shall bear the appropriate legends as determined by legal counsel for the Corporation.

Unless Box B above is checked and the legal opinion described therein is delivered to the Corporation, the Warrant Shares will not be issued to any person who has set out an address in the United States nor shall any certificates representing Warrant Shares be registered or delivered to any U.S. address.

If Box B above is to be checked, the holder is encouraged to consult with the Corporation in advance to determine that the legal opinion tendered in connection with exercise will be satisfactory in form and substance to the Corporation.

If any Warrants represented by this Warrant Certificate are not being exercised, a new Warrant Certificate representing the unexercised Warrants will be issued and delivered with the certificates representing the Warrant Shares.

A - 2

SCHEDULE “B”

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto (include name and address of the transferee) Warrants exercisable for subordinate voting shares of HARVEST HEALTH & RECREATION INC. (the “Corporation”) registered in the name of the undersigned on the register of the Corporation maintained therefor, and hereby irrevocably appoints the attorney of the undersigned to transfer the said securities on the books maintained by the Corporation with full power of substitution.

DATED this_________ day of_________________ , 20 .

Signature of Transferor guaranteed by:

Name of Bank or Trust Company	Signature of Transferor

Address of Transferor

Notes:

The name of the transferor must correspond with the name written upon the face of the Warrant Certificate in every particular without any changes whatsoever.

The signature of the Transferor on the Transfer Form must be guaranteed by an authorized officer of a chartered bank, trust company or an investment dealer who is a member of a recognized stock exchange, and the Holder must pay any applicable transfer taxes or fees.

If the Transfer Form is signed by a trustee, exercise, administrator, curator, guardian, attorney, officer of a corporation or any person acting in a judiciary or representative capacity, the Warrant Certificate must be accompanied by evidence of authority to sign satisfactory to the Corporation.

B - 1

SCHEDULE “D”

Form of Draw-Down Notice

To:	[***] (the “Investor”)

Re:	Draw-Down Notice under Investment Agreement dated May ___, 2019 between the Investor and the undersigned (the “Investment Agreement”)

Capitalized terms not otherwise defined in this Draw-Down Notice shall have the meanings given to such terms in the Investment Agreement.

The undersigned, Harvest Health & Recreation Inc. (the “Company”), hereby tenders to the Investor this Draw-Down Notice which, upon acceptance by the Investor, will constitute an irrevocable agreement of the Company to offer, issue and sell to the Investor, and of the Investor to purchase from the Company, on a private placement basis, Convertible Debentures for aggregate gross proceeds of US$______________________ as contemplated by the Investment Agreement, all on the terms and subject to the conditions set out in this Investment Agreement.

The Closing Date for completion of such Tranche will be five Business Days’ following the acceptance date of this Draw-Down Notice and the issuance of the Press Release in respect of the proposed Tranche of Convertible Debentures or such later date as may be agreed between the parties.

Please confirm all conditions in your favour have been satisfied or waived in order to proceed to closing of such Tranche of Convertible Debentures by signing the acknowledgement below.

Dated this__________ day of_______________ , 201__.

HARVEST HEALTH & RECREATION, INC.

By:
Authorized Signing Officer

Each of the undersigned confirms that all conditions have been met to its satisfaction and requests the Company to proceed to (i) file an amended Form 9 (or such other form or procedure prescribed by the Exchange) to seek price protection, if necessary; (ii) issue a press release in respect of the issuance of Convertible Debentures to which this Draw-Down Notice relates; and (iii) seek Exchange approval, if necessary, for such proposed Tranche of Convertible Debentures in the amount of $_____________________ .

Dated this__________ day of , 201__.

[***],
by its general partner [***]

By:
Name:
Title:

D - 1

SCHEDULE “E”

Material Subsidiaries

Arizona

Entity	Ownership
Harvest Dispensaries, Cultivations & Production Facilities, LLC (“Harvest DCP”)	Harvest Enterprises, Inc. – 100%
Abedon Saiz, LLC	Harvest DCP - 100%
BRLS Properties I LLC	Harvest DCP - 100%
BRLS Properties II LLC	Harvest DCP - 100%
Byers Dispensary, Inc.	Harvest DCP - 100%
Dream Steam LLC	Harvest DCP - 75% Harvest Enterprises, Inc. - 25%
Freckled Trout LLC	Harvest DCP - 100%
Harvest Arkansas Holding LLC	Harvest DCP – 90.2% Harvest Enterprises, Inc. – 9.8%
High Desert Healing, LLC	Harvest DCP - 100%
Harvest Mass Holding I, LLC	AZ-DEL Holdings, LLC – 7.27% Harvest Enterprises, Inc. – 92.73%
Harvest Michigan Holding, LLC	Harvest DCP – 7.25% Harvest Enterprises, Inc. – 92.75%
Nature Med, Inc.	Harvest DCP - 100%
Pahana, Inc.	Harvest DCP - 100%
Patient Care Center 301, Inc.	Harvest DCP - 100%
Randy Taylor Consulting LLC	Harvest DCP - 100%
Sherri Dunn, LLC	Harvest DCP - 100%
Svaccha, LLC	Harvest DCP - 100%
Verde Dispensary, Inc.	Harvest DCP - 100%

Arkansas

Entity	Ownership
Natural State Capital, LLC	Harvest Arkansas Holding, LLC – 51% Harvest Enterprises, Inc. – 49%
Natural State Wellness Investments, LLC	Harvest Arkansas Holding, LLC – 51% Zeta X, LLC – 49%
Natural State Wellness Dispensary, LLC	Natural State Wellness Investments, LLC – 1%
Natural State Wellness Enterprises, LLC	Natural State Capital, LLC – 1%

E - 2

California

Entity	Ownership
Harvest of California, LLC	AZ-DEL Holdings, LLC – 7.25% Harvest Enterprises, Inc. – 92.75%
Harvest of Culver City, LLC	Harvest of California, LLC - 100%
Harvest of Hesperia, LLC	Harvest of California - 55% Route 66 River Holdings Inc.– 25% 247X Group Limited – 20%
Harvest of Lake Elsinore, LLC	Harvest of California - 75% Element 7, LLC – 25%
Harvest of Merced, LLC	Harvest of California, LLC - 83% Harvest Enterprises, Inc. – 5% Edgar Contreras – 5% Anna Blazevich – 5% Brian Vicente – 2%
Harvest of Moreno Valley, LLC	Harvest of California, LLC – 90% Harvest Enterprises, Inc. – 5% Regina Hayes – 5%
Harvest of Napa, Inc.	Harvest of California, LLC – 65% Elliott Taylor – 35%
Harvest of San Bernardino, LLC	Harvest of California, LLC – 80% Steve Mead – 5% Jason Gaston – 15%
Harvest of Santa Monica, LLC	Harvest of California, LLC – 71.5% Sam Dabass – 10% TJ Montemer – 3% West Poletti – 3% Blue Summer Partners, LLC – 7.5% Erika Waltz – 5%
Holdings of Harvest CA, LLC	Harvest of California, LLC – 100%
Harvest of Union City, LLC	Harvest of California, LLC – 97% Kialia Nialia 3%
Hyperion Healing, LLC	Harvest of California, LLC – 60% Annie Bishop- 20.4% Danny Shu- 19.6%

E - 3

Colorado

Entity	Ownership
CBx Enterprises, LLC	Harvest Enterprises, Inc. – 100%
CBx Sciences, LLC	CBx Enterprises, LLC – 100%

Delaware

Entity	Ownership
AZ-DEL Holdings, LLC	Harvest DCP – 100%
Harvest Enterprises, Inc.	Harvest Health & Recreation Inc. – 100%
Harvest FINCO, Inc.	Harvest Health & Recreation Inc. – 100%
SMPB Management, LLC	Harvest DCP of Pennsylvania, LLC – 85% Harvest Enterprises, Inc. – 15%
AINA We Would LLC	Harvest Enterprises, Inc. – 25%
Vulcan-Harvest, LLC	Harvest DCP of Nevada, LLC – 51% Vulcan Enterprises US – 49%

Florida

Entity	Ownership
Harvest DCP of Florida, LLC	Harvest DCP – 10% Harvest Enterprises, Inc. – 90%
San Felasco Nurseries, Inc.	Harvest Enterprises, Inc. – 100%
AINA-WW Hollywood LLC	AINA We Would LLC – 100%
AINA-CNBS Holdings LLC	Harvest Enterprises, Inc – 25%

Maryland

Entity	Ownership
Harvest DCP of Maryland, LLC	Harvest DCP – 42.8% Harvest Enterprises, Inc. – 52.2% Town of Hancock – 5%
Harvest of Maryland Cultivation, LLC	Harvest DCP of Maryland, LLC – 100%
Harvest of Maryland Dispensary, LLC	Harvest DCP of Maryland, LLC – 100%
Harvest of Maryland Production, LLC	Harvest DCP of Maryland, LLC – 100%

E - 4

Massachusetts

Entity	Ownership
Gogriz, LLC	Harvest Mass Holding I, LLC – 100%
Suns Mass, Inc.	Harvest Mass Holding I, LLC – 100%
Suns Mass II, LLC	Harvest Mass Holding I, LLC – 100%
Suns Mass III, LLC	Harvest Mass Holding I, LLC – 100%

Michigan

Entity	Ownership
Harvest Delta of Michigan, LLC	Harvest Michigan Holding, LLC – 50% Harvest Enterprises, Inc. – 50%

Nevada

Entity	Ownership
BRLS NV Properties V, LLC	Harvest DCP of Nevada, LLC – 100%
Harvest DCP of Nevada, LLC	Harvest DCP – 100%
Harvest of Nevada LLC	Harvest DCP of Nevada, LLC – 94% (Held by Steve White on behalf of the Company) Gary Pinkston – 5% Felicia Frierson – 1%
CBx Essentials, LLC	CBx Enterprises, LLC – 100%

New Jersey

Entity	Ownership
Harvest DCP of New Jersey, LLC	Harvest DCP – 100%

North Dakota

Entity	Ownership
Harvest DCP Holding of North Dakota, LLC	Harvest DCP – 100%
Harvest of Williston, LLC (HOFW, LLC)	Harvest DCP Holding of North Dakota, LLC – 100% (Held by Steve White on behalf of the Company)
Harvest of Bismarck-Mandan, LLC (HOFB, LLC)	Harvest DCP Holding of North Dakota, LLC – 95% (Held by Steve White on behalf of the Company) Gary Pinkston – 5%

E - 5

Ohio

Entity	Ownership
Harvest of Ohio, LLC	Ariane Kirkpatrick – 51% Steve White – 49%
BRLS OH Properties III, LLC	Harvest DCP of Ohio, LLC – 100%
Harvest DCP of Ohio, LLC	Harvest DCP – 100%
Harvest Grows Management, LLC	Harvest DCP of Ohio, LLC – 94.75% Harvest Enterprises, Inc. – 5.25%
Harvest Grows Properties, LLC	Harvest DCP of Ohio, LLC – 100%
Harvest of Ohio Management, LLC	Harvest DCP of Ohio, LLC – 94.75% Harvest Enterprises, Inc. – 5.25%

Pennsylvania

Entity	Ownership
Harvest DCP of Pennsylvania, LLC	Harvest DCP – 100%
Harvest of PA Management, LLC	Harvest DCP of Pennsylvania, LLC – 81% Harvest Enterprises, Inc. – 10% Valetta Stewart – 1.5% Gary Pinkston – 5% Bronstein Consulting, LLC – 2.5%
SMPB Retail, LLC	Alicia Didonato – 100%
Harvest of Southeast PA, LLC	Valetta Stewart – 51% Steve White 49%
Harvest of Northeast PA, LLC	Valetta Stewart – 51% Steve White 49%
Harvest of South Central PA, LLC	Valetta Stewart – 51% Steve White 49%
Harvest of North Central PA, LLC	Valetta Stewart – 51% Steve White 49%
Harvest of Southwest PA, LLC	Valetta Stewart – 51% Steve White 49%
Harvest of Northwest PA, LLC	Valetta Stewart – 51% Steve White 49%